Exhibit 99.1

FOMO CEO — Yesterday at 5:01 PM

@everyone FOMO HOUR is here

Kailua — Yesterday at 5:01 PM

Thank you

FOMO CEO — Yesterday at 5:01 PM

FOMO WORLDWIDE, INC.

www.fomoworldwide.com

Investor Update Hour aka FOMO HOUR

April 5, 2023 5:00pm ET

Quest — Yesterday at 5:01 PM

Vik Wick is here!

FOMO CEO — Yesterday at 5:02 PM

I will provide some prepared comments and topics and then we can do Q&A.

10-K

FOMO WORLDWIDE INC.’s Form 10-K for fiscal year ended December 31, 2022 is currently in its final draft stage, with an independent valuation report on SMARTSolution Technologies LP being included and final calculations on stock and derivative issuances and calculations underway. Our audit firm expects to send it to their partners for review by the end of the week and we expect to meet the extension deadline by the end of next week.

Keep in mind this 10-K has required our team and consultants to respond to hundreds and hundreds of sample requests and items.

M&A

We have held almost weekly update calls with our acquisition targets and/or advisors and they remain on track. They are each assembling data rooms and preparing for a roadshow after due diligence is completed. We have identified a management candidate to run the LMS and enterprise content businesses, with substantial experience in the enterprise market and food and beverage industry. Nothing is signed yet and this is still very preliminary, but the candidate is starting to virtually meet our targets tomorrow.

Audit and Law Firms for M&A Identified

We have interviewed three audit firms to work with those private company targets that need to be audited. Our public company auditors are precluded from doing such work due to PCAOB requirements and as per industry standards. These firms have 300 – 3,000 staff members and can certainly help FOMO with private company work of any size in the U.S. and internationally. Similarly, we have received proposals from two law firms in the UK for that transaction and one from a USA firm that can be “QB counsel” for the UK LMS deal and handle the corporate legal work needed for all USA deals.

Investment Banking

We continue to work with Elmcore Securities in Chicago, IL as sole advisors for online learning and education transactions in the USA and abroad. Elmcore originated the opportunities in the UK and mid-Atlantic region and have a list of several dozen additional candidates to pursue once we complete this next phase of growth and are properly capitalized and have the wherewithal to go larger. Meanwhile, yesterday, we verbally agreed to engage a world class middle market investment banking firm based in New York, NY with offices in South Florida, with institutional sales, retail money managers, investment banking and capital markets desks, and trading. We expect a written advisory proposal by early next week. Both these banking relationships add expertise, deal flow, capital raising, and awareness to our public organization which are badly needed as we breakaway into a new chapter.

Ant — Yesterday at 5:07 PM

Great news!

FOMO CEO — Yesterday at 5:07 PM

Financing

Last week we spent two days with our asset backed credit line provider (ABL) Thermo Credit, and presented them our full array of M&A opportunities and gave them an SST business tour and update here in Pittsburgh, PA. They are reviewing the acquisition targets in Florida for debt financing while we complete our 10K and can then seek junior capital. We are also working with a construction receivable factoring group to lend alongside Thermo in the Florida transactions or other. We have been literally bombarded by unsecured lender and broker calls for months but are not interested in anything short of a larger facility and full blown financing solution at this point. The days of piecing the financing together are ending.

Himalaya Technologies, Inc. (OTC: HMLA); FOMO today owns 30%+

We have agreed to purchase the short form video platform assets, including coding, trademarks, websites, and other and will create a new social network called “goccha!”. We have taken our the domain names goccha .net .fun .online .biz .co .pro and more in the works. We will be copying and reskinning the social network we built from scratch @ www.kanab.club and launching it this Spring/Summer. Paperwork for the transaction is in process but terms agreed to are $150,000 consideration including $100,000 cash and $50,000 in equity.

Meanwhile, we have terminated the Sprecher co-pack deal for FOMO CAN and intend to do that within FOMO WORLDWIDE, INC. We embraced that manufacturer as a potential go public transaction for HMLA, but they have chosen to remain private, and since then I have moved to my hometown Pittsburgh PA which has a well-known local brewery and beverage company available for a similar deal, but they are now part of the Molson Coors empire and have global capabilities. Stay tuned.

On TAG, as I said last week, based on mutual agreement, we have canceled that transaction and should get 99,686 Series B Preferred shares returned, which could have converted into 99.6 million common shares.

Reverse Split

We currently have no reverse split authorized or contemplated, though I know you all think about it regularly. A reverse split will do nothing to harm your % ownership in the company, and at current levels I do not believe downside is a valid concern. We will only do a R/S if it is in the best interests of shareholders, and would rely on our lead third party investor or investors as well as investment bankers to determine if, when, and/or how much of one we would do. Certainly, if the stock went above a penny for 30 days and we could uplist to the OTC QB, this would be an easier discussion although even at a penny the stock price is so low that it is not institutional. Most investors cannot fund stocks this low priced as no brokerage will accept them for deposit or clear them. This is a structural necessity at some point, as we cannot close acquisitions with magic and we would run out of shares at some point putting us in non compliance with our transfer agent rules. As long as it makes sense, I will let our institutional investors and bankers propose what is required for FOMO in this regard, so all of us can benefit from what really needs to happen – an uplisting and larger equity raise taking FOMO WORLDWIDE to the NASDAQ.

CEO J — Yesterday at 5:10 PM

Hello Mr. Vik,

Any plans A/S or O/S reduction?

Or buybacks?

rebelpenny — Yesterday at 5:12 PM

What’s the plan to get more eyes on HMLA and get share price above .01

FOMO CEO — Yesterday at 5:12 PM

We have eliminated well over two billion in dilution from the share structure including all shares issued for SST, several hundred million options and warrants, $169K in toxic debt using cash, and shares issued erroneously to M&A targets or returned by trustworthy former employees and consultants who did the right thing after resignation or termination of their own M&A deals.

In fact the number eliminated is well over three billion.

Ant — Yesterday at 5:12 PM

CEO J — Yesterday at 5:13 PM

Thank you!

FOMO CEO — Yesterday at 5:13 PM

As for cash repurchases of stock, we cannot do share repurchases as per covenants of our loans. And we would spend money on growth before that here.

I have taken a considerable amount of compensation in stock all the way down to here. So I am arm and arm with you. There is no reverse split cash grab scenario here.

So those were my prepared remarks, there is a lot more to discuss I am ready for Q&A.

CEO J — Yesterday at 5:15 PM

Thank you for your hard work!

KrugerSec — Yesterday at 5:16 PM

Both FOMO and HMLA are carrying “unsolicited quotes only” designations on OTCM. Is there something that can be done?

FOMO CEO — Yesterday at 5:18 PM

when they were delisted by OTC Markets, they wiped out the market makers. this will require a Form 211 with a brokerage firm (see above) and then monumental work with FINRA to get approved. If we can get to OTC QB, then OTC Markets will step in and take the place of FINRA and make it much easier. Another reason to do a R/S. Otherwise we are an orphan stock unable to complete the simplest of corporate actions. See HMLA name change application filed 04/19/22. I literally have spent one year on back and forth with FINRA. Maybe 200 emails and 1000 pages of disclosures and responses.

I have said this publicly and will say it here. THE CORPORATE ACTIONS UNIT OF FINRA IS BROKEN AND MUST BE FIXED AS IT IS UNDERMINING THE CAPITAL MARKETS FOR SMALL ISSUERS - I have called FINRA’s Ombudsman directly and complained to the FINRA Board of Directors. Next up General Counsel and Compliance. If I cannot get HMLA done, then we cannot do anything with FOMC either as it goes back to 02-27-1990 IPO.

I have asked for their lawyer’s name, if we have to sue FINRA we will.

They are not the U.S. Government, they have liability here, I would line up 1000 CEO’s to join.

But anyway that’s not the point of this chat.

CEO J — Yesterday at 5:21 PM

Any positive news and deals in the coming days?

FOMO CEO — Yesterday at 5:22 PM

See this development - investors petition for resignation of CEO of FINRA: https://franknez.com/investors-petition-for-the-resignation-of-finra-ceo/

Franknez.com

Frank Nez

Investors Petition for the Resignation of FINRA CEO

Investors on social media are calling out for the resignation of FINRA CEO Robert W. Cook after transcripts surfaced of MMTLP neglection.

Investors Petition for the Resignation of FINRA CEO

Zach1989 — Yesterday at 5:23 PM

I’m invested in MMTLP and this has been a big issue with FINRA.

FOMO CEO — Yesterday at 5:23 PM

When the 10K drops we will be unleashed to announce the transactions we have lined up, no names first, we will not pursue like we did in 2021. but unlike those deals, these targets have advisors and are prepared. the larger ones we will audit in advance or have much of it done before closing.

j.Alan — Yesterday at 5:24 PM

Are the white boards also being sold for AV meetings.? We have used for Google meetings.

FOMO CEO — Yesterday at 5:25 PM

Yes they are

Extensively, we just installed one in a Police Dept. board room for video meetings one small example

also for those following who may be concerned about this, we installed for the county jail.

j.Alan — Yesterday at 5:26 PM

if so, can you send a brochure to my email to share with my production clients that do all sorts of meetings for Fortune 100 companies?

FOMO CEO — Yesterday at 5:27 PM

email this: info@smarterguys.com and we will send materials

in fact all of you should email ^^

you would be amazed at the applications of this product, we dont have to install them, we can drop ship them anywhere. I know one of our bankers wants one for his home.

later this Spring or Summer we will call a shareholder meeting in Pittsburgh. By then things should be much different than even today, and we can host an event and coming out party for the new FOMO.

Ant — Yesterday at 5:32 PM

How is the new design coming?

FOMO CEO — Yesterday at 5:33 PM

If you mean logo, they owe it to me, we will see what they do. Shot craps for $50.

Ant — Yesterday at 5:33 PM

FOMO CEO — Yesterday at 5:34 PM

On our $PTOP investment, I am holding them accountable and doing my fiduciary duty: https://www.globenewswire.com/news-release/2023/04/05/2642192/0/en/FOMO-WORLDWIDE-DEMANDS-SPECIAL-SHAREHOLDER-MEETING-BE-HELD-BY-PEER-TO-PEER-NETWORK.html

GlobeNewswire News Room

FOMO WORLDWIDE DEMANDS SPECIAL SHAREHOLDER MEETING BE HELD BY PEER ...

Pittsburgh, PA, April 05, 2023 (GLOBE NEWSWIRE) — FOMO WORLDWIDE, INC. (US OTC: FOMC) has issued the following letter to the Board of Directors and...

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This turnaround is all about a new beginning for the company and for everything associated with it. People, companies, counterparties do not get to run around doing whatever they want. Last time I checked this is the United States, there are rules of law. It’s ok to make mistakes, not to do people wrong or worse. More to come on our financial review now that 10K is done.

Entities that agreed to sell to FOMO, misrepresented numbers, used our own IT systems to sell to our own customers on their behalf circumventing contracts, and stole our company name which we paid millions for, and our ideas do not get to do that. It’s not only not right, it’s illegal. I have a list. It is being addressed. Not my main focus, but always wil be there until pursued and addressed. It’s part of being a fiduciary. Their times are all coming.

CEO J — Yesterday at 5:40 PM

Hope to hear something good Mr. Vik.

\We really need to get out from $0.001s

FOMO CEO — Yesterday at 5:41 PM

into soon I hope

j.Alan — Yesterday at 5:41 PM

email sent

FOMO CEO — Yesterday at 5:41 PM

10K, bankers, audit, M&A deals announced LOIs then definitives then closings should drive awareness. But in this world with President’s being fingerprinted its chaos.

The stock price is so low people dont want to sell it, and so low people dont want to buy it. this will pass as credibility is restored. it will take time.

show me a .0004 fully audited company with $8.8MM revenues EBITDA+ from core operations 5 about to be 6 M&A targets with $40MM revenues, in online enterprise training and compliance, AV, modular construction and signage to municipalities, and K12 and now colleges in the Midwest, S Florida, SoCal. $50MM revenues going to $100MM organically. That’s what we have in store if we can run the table. We just need a few breaks and we appear to have made our own doing a 9 month arduous audit to set this up.

Ant — Yesterday at 5:46 PM

With 2023 Vik at the helm we can’t miss.

Kailua — Yesterday at 5:48 PM

Thank you Vik for all your hard work in bringing value and excitement back to FOMO. Very much appreciated.

j.Alan — Yesterday at 5:48 PM

we have several million shares in our LLC from .ooo2 to .ooo4 as we believe FOMO can and will be a growth story.

kdbasalone — Yesterday at 5:48 PM

thank you Vik

FOMO CEO — Yesterday at 5:49 PM

It’s not done yet, we have a lot of work to do, but the near death experience is over. We are getting up from the wheelchair about to walk out of the hospital so to speak.

Ok thank you let’s close it out Felix. Thank you all.

j.Alan — Yesterday at 5:49 PM

we try to hold until gains are long term so we are in no hurry and are adding a few shares monthly

Quest — Yesterday at 5:50 PM

Thank you Vik!

@everyone Thank you all for participating today. That concludes FOMO hour. Enjoy and goodnight everyone!